Exhibit 10.8

AMENDED AND RESTATED LONG BEACH

BERTH ACCESS, USE AND THROUGHPUT AGREEMENT

This AMENDED AND RESTATED LONG BEACH BERTH ACCESS, USE AND THROUGHPUT AGREEMENT (the “Agreement”) is executed as of December 6, 2013 (the “Execution Date”), and dated effective as of the first Commencement Date to occur (the “Effective Date”), by and between Tesoro Logistics Operations LLC, a Delaware limited liability company (“Operator”), and for purposes of Section 22(a) only, Tesoro Logistics GP, LLC, a Delaware limited liability company (“General Partner”) and Tesoro Logistics LP, a Delaware limited partnership (“Partnership”), on the one hand, and Tesoro Refining & Marketing Company LLC, a Delaware limited liability company (“Customer”), on the other hand.

RECITALS

WHEREAS, pursuant to the Berth 84/86 Lease (as defined below), Customer has leasehold interests in (a) a Marine Vessel (as defined below) berth located at the Port of Long Beach (“POLB”) in the City of Long Beach (the “City”) identified as Berth 84A (“Berth 84”), (b) a Marine Vessel berth located in the POLB identified as Berth 86 (“Berth 86”), (c) the dock related to such berths and (d) various fixtures and improvements located in, on and around such dock, including Ancillary Facilities (as defined below) and sheds (together with such dock, the “Berth 84/86 Wharf”);

WHEREAS, subject to various permits, licenses and easements, Customer owns six (6) staging tanks at the Berth 84/86 Wharf with an aggregate shell capacity of approximately 235,000 Barrels (as defined below) for the storage of intermediate and refined petroleum products, along with related hydrocarbon transfer pumps, piping, sheds and equipment (including electrical switching and communications facilities and equipment) for such staging tanks (collectively, the “Staging Facility,” and together with the Berth 84/86 Wharf, the “Long Beach Terminal”)

WHEREAS, pursuant to the Berth 121 Lease (as defined below), Carson Cogeneration Company, a Delaware corporation and wholly-owned subsidiary of Customer (“Carson Cogen”) , has leasehold interests in (a) a Marine Vessel berth located in the POLB identified as Berth 121 (“Berth 121”), (b) the dock related thereto and (c) various fixtures and improvements located in, on and around such dock, including Ancillary Facilities and sheds (together with such dock, the “Berth 121 Wharf);

WHEREAS, subject to various permits, licenses and easements, Carson Cogen owns various fixtures and improvements located in, on and around the dock located at the Berth 121 Wharf (collectively with the Berth 121 Wharf, “Terminal 1”);

WHEREAS, pursuant to the Terminal 2 Lease (as defined below), Customer has leasehold interests in (a) a Marine Vessel berth located in the POLB identified as Berth 78 (“Berth 78”), (b) fifty-percent (50%) of a Marine Vessel berth located in the POLB identified as Berth 77 that is leased from the POLB (“Leased Berth 77”), (c) the docks related thereto and (d) various fixtures and improvements located in, on and around the such docks and berths, including Ancillary Facilities and sheds (together with such docks and berths, the “Leased Terminal 2 Wharf”);

WHEREAS, Customer owns (a) a Marine Vessel berth located in the POLB identified as Berth 76 (“Berth 76”), (b) fifty percent (50%) of a Marine Vessel berth located in the POLB identified as Berth 77 (“Owned Berth 77”), (c) the docks related to such berths and (d) subject to various permits, licenses and easements, various fixtures and improvements located in, on and around the such docks and berths (together with such docks and berths, the “Owned Terminal 2 Wharf”);

WHEREAS, the Leases (as defined below), including the rights, obligations and other restrictions set forth therein, and the leasehold interests in the Wharves (as defined below) are expected to be subleased from Customer to Operator, or from Carson Cogen to Operator, as the case may be, upon receipt of the consent of the City of Los Angeles (the “City”);

WHEREAS, the operation of each of Wharves by Operator, as sub-lessee under each of the Leases will require a Certificate of Financial Responsibility (“COFR”) issued by the California Department of Fish and Game (“CDFG”) in favor of Operator;

WHEREAS, the Leases and the leasehold interests in the Wharves, along with the Staging Facility, Customer’s fee interest in the improvements in Terminal 1 and Customer’s fee interest in the improvements in Terminal 2 are to be formally subleased or conveyed to Operator as consent to each Sublease (as defined below) is obtained from the City;

WHEREAS, during the period commencing on the Execution Date and continuing until the applicable Commencement Date, Operator shall provide services to Customer to manage and operate the Marine Terminals (as defined below) pursuant to the Operating Agreements (as defined below);

WHEREAS, during the Term, Customer desires for Operator to provide the services set forth herein relating to the Marine Terminals in order to enable Customer to receive and ship Products to and from Marine Vessels and terminals and pipelines;

WHEREAS, Operator is willing to provide such services to Customer relating to the Marine Terminals; and

WHEREAS, Operator and Customer desire to enter into this Agreement to memorialize the foregoing and the terms of their commercial relationship regarding the Marine Terminals.

NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties (as defined below) to this Agreement hereby agree as follows:

SECTION 1 DEFINITIONS

Capitalized terms used throughout this Agreement shall have the meanings set forth below, unless otherwise specifically defined herein.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Facilities” means all wharves, personnel, spill response equipment, emergency response equipment, fire pumps, fire extinguishers, fire monitors, Self-Contained Breathing Apparatus (SCBA), toxic gas monitoring equipment, winches, loading arms, hoses, drains, pipes, valves, manifolds, pumps, meters, and all other related equipment and facilities that support the infrastructure required to deliver Customer’s Product between a Marine Vessel and pipelines, storage tanks or the Staging Facility, but in all cases excluding storage tanks.

“API” means the American Petroleum Institute.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“ASTM” means the American Society for Testing and Materials.

“Barrel” means a volume equal to 42 U.S. gallons or 231 cubic inches, each at 60 degrees Fahrenheit under one atmosphere of pressure.

“Berth 76” has the meaning set forth in the Recitals.

“Berth 77” means the Leased Berth 77 and the Owned Berth 77.

“Berth 78” has the meaning set forth in the Recitals.

“Berth 84” has the meaning set forth in the Recitals.

“Berth 84/86 Lease” means that certain Long Beach Harbor Department Lease Document HD-2114, as such lease may be amended, restated, modified, supplemented or renewed from time to time.

“Berth 84/86 Sublease” means the Sublease between Customer and Operator with respect to the Berth 84/86 Lease as consented to by the POLB.

“Berth 84/86 Wharf” has the meaning set forth in the Recitals.

“Berth 86” has the meaning set forth in the Recitals.

“Berth 121” has the meaning set forth in the Recitals.

“Berth 121 Joint Use Agreement” means that certain Agreement, dated July 3, 1979, relating to the operation of Berth 121 and Pipeline 95 (owned by Phillips 66 Company, a Delaware corporation), as such agreement may be amended, restated modified or supplemented from time to time.

“Berth 121 Lease” means that certain Pier E Tanker Terminal Agreement dated October 24, 1980 between Carson Cogen and the City of Long Beach, California, as such agreement may be amended, supplemented or restated from time to time.

“Berth 121 Operating Agreement” means that certain Berth 121 Operating Agreement dated as of the date hereof, by and among Carson Cogen, Customer, the Operator, the General Partner and the Partnership, as such agreement may be amended, restated, modified or supplemented from time to time.

“Berth 121 Sublease” means the Sublease between Carson Cogen and Operator with respect to the Berth 121 Lease as consented to by the POLB.

“Berth 121 Wharf” has the meaning set forth in the Recitals.

“Berths” means Berth 84, Berth 86, Berth 121, Berth 76, Berth 77 and Berth 78 and “Berth” means any one of them.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.

“Carson Assets Indemnity Agreement” has the meaning set forth in Section 28(b).

“Carson Cogen” has the meaning set forth in the Recitals.

“CDFG” has the meaning set forth in the Recitals.

“City” has the meaning set forth in the Recitals.

“Claims” has the meaning set forth in Section 19(a).

“COFR” has the meaning set forth in the Recitals.

“Commencement Date” and “Commencement Dates” have the meaning set forth in Section 3(c).

“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.

“Contaminated Product” means Product that has one or more of the following characteristics: (a) contains foreign substances not inherent or naturally occurring in Product; and/or (b) fails to meet Operator’s minimum specifications.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Crude Oil” means crude petroleum, synthetic crude oil, topped crude oil, condensate, and all associated blends thereof.

“Customer” has the meaning set forth in the Preamble.

“Customer Group” has the meaning set forth in Section 19(a).

“Customer Insurance Group” has the meaning set forth in Section 23(b).

“Effective Date” has the meaning set forth in the Preamble.

“Execution Date” has the meaning set forth in the Preamble.

“Extended Term” has the meaning set forth in Section 4.

“Extension Period” has the meaning set forth in Section 4.

“First Offer Period” has the meaning set forth in Section 20(e).

“Force Majeure” means any event or circumstances, or any combination of events and/or circumstances, whether foreseeable or not, the occurrence and/or effects of which is beyond the reasonable control of the Party claiming suspension and which by the exercise of due diligence such Party could not avoid or overcome, including:

(i) strikes, picketing, lockouts or other industrial disputes or disturbances;

(ii) acts of the public enemy or of belligerents, hostilities or other disorders, wars (declared or undeclared), blockades, thefts, insurrections, acts of terrorism, riots, civil disturbances or sabotage;

(iii) acts of God, acts of nature, landslides, subsidence, severe lightning, earthquakes, volcanic eruptions, fires, tornadoes, hurricanes, storms, floods, washouts, freezing of machinery, equipment or lines of pipe, tidal waves, perils of the sea and other adverse weather conditions;

(iv) arrests and restraints or other interference or restrictions imposed by federal, state or local government whether legal or de facto or purporting to act under some constitution, decree, law or otherwise, necessity for compliance with any court order, or any law, statute, ordinance, regulation, or order promulgated by a federal, state, or local governmental authority having or asserting jurisdiction, embargoes or export or import restrictions, expropriation, requisition, confiscation or nationalization; and

(v) epidemics or quarantine, explosions, breakage or accidents to equipment, machinery, plants, facilities or lines of pipe, or electric power, natural gas, or water shortages.

A Party’s inability economically to perform its obligations hereunder does not constitute an event of Force Majeure.

“General Partner” has the meaning set forth in the Preamble.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body, port authority or other authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Gross Standard Volume” means the total volume of all petroleum liquids and sediment and water, excluding free water, corrected by the appropriate volume correction factor for the observed temperature and API gravity, relative density, or density to a standard temperature such as 60°F and also corrected by the applicable pressure correction factor and meter factor.

“Initial Term” has the meaning set forth in Section 4.

“Leased Berth 77” has the meaning set forth in the Recitals.

“Leased Terminal 2 Wharf” has the meaning set forth in the Recitals.

“Leases” means the Berth 84/86 Lease, the Berth 121 Lease and the Terminal 2 Lease, and “Lease” means any one of them.

“Long Beach Berth Throughput Agreement” means that certain Long Beach Berth Throughput Agreement dated as of the date hereof by and between Customer and Operator, as such agreement may be amended, restated, modified or supplemented from time to time.

“Long Beach Operating Agreement” means that certain Long Beach Operating Agreement dated September 14, 2012, by and among Customer, the Operator, the General Partner and the Partnership, as such agreement may be amended, restated, modified or supplemented from time to time.

“Long Beach Pipeline Throughput Agreement” means that certain Long Beach Pipeline Throughput Agreement dated as of the date hereof by and among Customer, Operator, the General Partner and the Partnership, as such agreement may be amended, restated, modified or supplemented from time to time.

“Long Beach Terminal” has the meaning set forth in the Recitals.

“Marine Terminals” means the Long Beach Terminal, Terminal 1 and Terminal 2, and “Marine Terminal” means any one of them.

“Marine Vessel” means any ocean tanker, ocean barge, river barge or other vessel.

“Month” means the period commencing on the Effective Date and ending on the last day of that calendar month and each successive calendar month thereafter.

“Operating Agreements” means the Long Beach Operating Agreement, the Berth 121 Operating Agreement and the Terminals 2 and 3 Operating Agreement, and “Operating Agreement” means any one of them.

“Operator” has the meaning set forth in the Preamble.

“Operator Group” has the meaning set forth in Section 19(b).

“Owned Berth 77” has the meaning set forth in the Recitals.

“Owned Terminal 2 Wharf” has the meaning set forth in the Recitals.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Change of Control” means Tesoro Corporation ceases to Control the General Partner.

“Party” or “Parties” means that each of Operator and Customer is a “Party” and collectively are the “Parties” to this Agreement.

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“POLB” means the meaning set forth in the Recitals.

“Pollution Event” has the meaning set forth in Section 19(c).

“Product” or “Products” means Crude Oil and gasoline, gasoline blend component, diesel, distillate, distillate blend components, jet/aviation fuel, fuel oil, cut back resid, cutter stock, gas oil and/or other commodity other than Crude Oil specified in this Agreement or otherwise mutually agreed upon by the Parties.

“Receiving Party Personnel” has the meaning set forth in Section 26(d).

“Refineries” means the Customer’s refining facilities located at 2101 East Pacific Coast Highway in Wilmington, California and at 2350 East 223rd Street in Carson, California and “Refinery” means any one of them.

“Related Agreements” has the means the Operating Agreements, the Subleases, the SoCal Transportation Services Agreement, the Storage Services Agreement, the Long Beach Pipeline Throughput Agreement and the Long Beach Berth Throughput Agreement.

“Right of First Refusal” has the meaning set forth in Section 20(e).

“SoCal Transportation Services Agreement” means that certain Transportation Services Agreement (SoCal Pipelines) dated as of the date hereof by and between Customer and Tesoro SoCal Pipeline Company LLC, a Delaware limited liability company, as such agreement may be amended, restated, modified or supplemented from time to time.

“Staging Facility” has the meaning set forth in the Recitals.

“Storage and Transportation Fee” has the meaning set forth in Section 5(b).

“Storage Services Agreement” means that certain Long Beach Storage Services Agreement dated as of the date hereof by and among Customer, Operator, the General Partner and the Partnership, as such agreement may be amended, restated, modified or supplemented from time to time.

“Subleases” means the Berth 84/86 Sublease, the Berth 121 Sublease and the Terminal 2 Sublease, and “Sublease” means any one of them.

“Term” has the meaning set forth in Section 4.

“Terminal Service Order” has the meaning set forth in Section 9(a).

“Terminal 1” has the meaning set forth in the Recitals.

“Terminal 2” means the Leased Terminal 2 Wharf and the Owned Terminal 2 Wharf, together with all Ancillary Facilities required to move Product from such wharves to the interconnection with the first pipeline or storage facility.

“Terminal 2 Lease” means that certain Lease dated February 17, 1995, between Customer and the City of Long Beach, a municipal corporation, acting by and through its Board of Harbor Commissioners, as such agreement may be amended, supplemented or restated from time to time.

“Terminal 2 Sublease” means the Sublease between Customer and Operator with respect to the Terminal 2 Lease as consented to by the POLB.

“Terminals 2 and 3 Operating Agreement” means that certain Terminals 2 and 3 Operating Agreement dated as of the date hereof, by and among Customer, the Operator, the General Partner and the Partnership, as such agreement may be amended, restated, modified or supplemented from time to time.

“Tranche 2 Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement dated November 18, 2013, by and among Tesoro Corporation, Customer, Carson Cogen, the General Partner, the Partnership and Operator.

“Waste” means any (a) spent or remnant commercial chemical products, previously of beneficial use, or other inherently waste-like material; and/or (b) oily ballast water, oily bilge water, sludge, and/or cargo residue by a Marine Vessel transferring Product into or out of the Marine Terminals. Residual Product that retains a beneficial use, including recycling, oil recovery and re-refining, is not Waste unless it is destined for disposal.

“Wharves” means the Berth 84/86 Wharf, the Terminal 2 Wharf and the Berth 121 Wharf, and “Wharf” means any one of them.

SECTION 2 GENERAL UNDERTAKINGS

Subject to the terms and conditions of this Agreement, Operator’s operating permits, the limitations of the Berths, the limitations of connecting carriers, the rules and procedures for the Berths set forth in Terminal Service Orders, and all Applicable Law, Operator shall provide throughput service for Customer’s Marine Vessels, subject to Berth availability as provided herein, and be compensated for such services pursuant to the Long Beach Berth Throughput Agreement. Each Month during the Term, Customer shall throughput across the Berths at least the “Minimum Marine Throughput Volume” (as defined in the Long Beach Berth Throughput Agreement), subject to reduction as set forth in the Long Beach Berth Throughput Agreement. Customer’s personnel shall be granted access to the Berths for the purpose of boarding and unboarding its Marine Vessels. For purposes of this Agreement, Customer’s Marine Vessels and personnel shall include those of Customer and/or its suppliers and trade partners accessing the Berths.

SECTION 3 COMMENCEMENT DATES

(a) The Parties’ obligations hereunder with respect to the Long Beach Terminal shall commence on the date of the Berth 84/86 Sublease.

(b) The Parties’ obligations hereunder with respect to Terminal 1 shall commence on the date of the Berth 121 Sublease.

(c) The Parties’ obligations hereunder with respect to Terminal 2 shall commence on the date of the Terminal 2 Sublease (any of the dates on which the events occur in clauses (a), (b) or (c) being a “Commencement Date” and collectively the “Commencement Dates”).

SECTION 4 TERM AND SCOPE

(a) Commencing on the Effective Date, the initial term of this agreement shall be for a period of ten (10) years until the anniversary of the Effective Date (the “Initial Term”), provided, however, that Customer may, at its sole option, extend the Initial Term for up to two (2) renewal terms of five (5) years each (each, an “Extension Period”) by providing written notice of its intent to Operator no less than twelve (12) Months prior to the end of the Initial Term or the then-current Extension Period. Customer shall also have the option to modify the Term of this Agreement so that it continues for twenty (20) years after the Effective Date (the “Extended Term”). If applicable, Customer shall notify Operator of its desire to invoke the Extended Term no later than the fifth (5th) anniversary of the Effective Date. The Initial Term, Extended Term and any extensions of this Agreement as provided above, shall be referred to herein as the “Term”.

(b) Notwithstanding the foregoing, and in addition to terms and conditions contained in Section 20, this Agreement shall automatically terminate:

(i) upon the end of the then-existing Term if Operator receives written notice from Customer of termination at least twelve (12) Months prior to the commencement of an Extension Period; or

(ii) immediately upon the occurrence of either of the following: (1) during the Term, only one Sublease is effective and such Sublease, or the Lease underlying such Sublease, is terminated or cancelled for any reason and is not extended or renewed or (2) the Parties’ obligations with respect to all Marine Terminals is terminated pursuant to Section 4(c) below.

(c) The Parties’ obligations under this Agreement with respect to any Marine Terminal hereunder shall terminate:

(i) if the Sublease applicable to such Marine Terminal is terminated or cancelled and is not extended or renewed, immediately upon such event; or

(ii) in connection with a Force Majeure for such Marine Terminal, in accordance with Section 21.

(d) In addition to the terms and conditions contained in Section 4(c), the Parties’ obligations under this Agreement with respect to the Long Beach Terminal shall terminate upon twelve (12) Month notification by Customer for the termination of process unit operations, in all or in part, at the Wilmington Refinery.

(e) In the event of the termination of the Parties’ obligations under this Agreement with respect to any Marine Terminal pursuant to Sections 4(c) or (d), the Parties shall meet as soon as practicable after the applicable termination event to agree upon appropriate amendments to the terms and provisions of this Agreement and the Long Beach Berth Throughput Agreement.

SECTION 5 OPERATIONAL FEES

As compensation for the services provided hereunder, Customer agrees to pay to Operator:

(a) the applicable fees set forth in the Long Beach Berth Throughput Agreement; and

(b) a per Barrel storage and transportation fee for the use of the Staging Facility (the “Storage and Transportation Fee”), as set forth in a Terminal Service Order.

SECTION 6 PASS THROUGH AND REGULATORY OBLIGATION COST REIMBURSEMENTS

Pass-through and regulatory obligation costs shall be paid as set forth in the Long Beach Berth Throughput Agreement.

SECTION 7 MAJOR PROJECT COSTS AND PROJECT COST REIMBURSEMENTS.

Major project costs and project cost reimbursements shall be paid as set forth in the Long Beach Berth Throughput Agreement.

SECTION 8 RESERVED

SECTION 9 TERMINAL SERVICE ORDERS; PAYMENTS

(a) Description. Operator and Customer shall enter into one or more terminal service orders for each Marine Terminal substantially in the form attached hereto as Exhibit 1 (each, a “Terminal Service Order”). Upon a request by Customer pursuant to this Agreement or as deemed necessary or appropriate by Operator in connection with the services to be delivered pursuant hereto, Operator shall generate a Terminal Service Order to set forth the specific terms and conditions for providing the applicable services described therein and the applicable fees to be charged for such services. No Terminal Service Order shall be effective until fully executed by both Operator and Customer. Items available for inclusion on a Terminal Service Order include, but are not limited to:

(i) the rules and procedures for the Berths referenced in Section 2;

(ii) the Storage and Transportation Fee specified pursuant to Section 5(b);

(iii) the grades and approximate qualities of Crude Oil pursuant to Section 10(a)(iii);

(iv) specifics of operations as referenced in Section 14; and

(v) any other services as may be agreed.

(b) Invoices. Operator shall invoice Customer on a Monthly basis and Customer shall pay all amounts due under this Agreement and any Terminal Service Order no later than ten (10) calendar days after Customer’s receipt of Operator’s invoices. Any past due payments owed by either Party shall accrue interest, payable on demand, at the lesser of (i) the rate of interest announced publicly by JPMorgan Chase Bank, in New York, New York, as JPMorgan Chase Bank’s prime rate (which Parties acknowledge and agree is announced by such bank and used by the Parties for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Parties), plus four percent (4%), and (ii) the highest rate of interest (if any) permitted by Applicable Law, from the due date of the payment through the actual date of payment.

(c) Disputed Amounts. If Customer reasonably disputes any amount invoiced by Operator, Customer shall pay the amount of the invoice when due and provide Operator with written notice stating the nature of the dispute prior to thirty (30) days after the due date of the invoice. Customer and Operator shall use reasonable commercial diligence to resolve disputes in a timely manner through the dispute resolution procedures provide for herein. All portions of the disputed amount determined to be owed the Customer shall be refunded to the Customer within ten (10) days of the dispute resolution.

(d) Fee Increases. Any fees of a fixed amount set forth in this Agreement and any Terminal Service Order shall be increased on January 1 of each year of the Term, commencing on January 1, 2015, by a percentage equal to the positive change, if any, in the Consumer Price Index for all Urban Consumers for the Los Angeles, Riverside and Orange County area as published by the Bureau of Labor Statistics of the United States Department of Labor during the first twelve (12) Month period beginning fifteen (15) Months preceding such January 1, as reported by the Bureau of Labor Statistics.

(e) Conflict between Agreement and Terminal Service Order. In case of any conflict between the terms of this Agreement and the terms of any Terminal Service Order, the terms of the applicable Terminal Service Order shall govern.

SECTION 10 PRODUCT SPECIFICATIONS

(a) Product Quality.

(i) Product Testing. Upon request, Customer shall provide Operator a laboratory report for each Product delivery by Customer or Customer’s supplier. Operator will not be obligated to receive Contaminated Product for throughput across the Berths, nor will Operator be obligated to accept Product that fails to meet the quality specifications set forth in the arrival notice.

(ii) Off-Spec/Contaminated Product. Operator may, without prejudice to any other remedy available to Operator, reject and return Contaminated Product to Customer, even after delivery to Operator at the Berths. Customer at its sole cost and expense shall be responsible for all damages of any kind, in addition to commodity or Waste removal and cleaning costs for connecting pipelines or third party tankage, resulting from the introduction of Contaminated Product. Customer shall remove and replace any Contaminated Product or reimburse Operator for any and all expenses incurred in removing and/or replacing any such Contaminated Product received.

(iii) Minimum Specifications. Operator retains at all times under the Term the right to establish and/or change Operator’s minimum specifications, subject to Section 28(a), for any Product introduced at the Berths with thirty (30) days advance notice to Customer. Changes will not affect previously accepted nominated volumes unless immediate action is required by Applicable Law. Operator’s Minimum Specifications shall allow the throughput of the grades and approximate qualities of Crude Oil specified in the applicable Terminal Service Order.

(b) Product Warranty. Customer warrants to Operator that all Product tendered by or for the account of Customer for throughput across the Berths will conform to Operator’s minimum specifications for such Product and the most recently available and commonly accepted assay and any applicable API or ASTM standards. Operator may rely upon the specifications and representations of Customer as to Product quality.

(c) Material Safety Data Sheet. Customer will provide Operator with a Material Safety Data Sheet and any other information required by any federal, state, or local authority for all Product throughput across the Berths. Customer shall provide its customers with the appropriate information on all Products throughput across the Berths.

(d) Quality Analysis. Operator will not perform any Product quality analysis on behalf of Customer unless Customer so requests in writing. Any such quality analyses, including any costs for independent inspectors appointed by Customer, are for Customer’s account. In the absence of fraud or manifest error, any quality determination performed by Operator hereunder shall be binding on both Parties. Customer or its designated independent inspector may observe Operator in any measurement or sampling.

SECTION 11 PRODUCT QUANTITY.

The quantity of product received from or loaded to customer’s marine vessels shall be based on Gross Standard Volume using the applicable API and ASTM or equivalent standards for Marine Vessel movements by the following (in order of preference), subject to operator’s reasonable discretion to choose an alternative method: (a) by meters, (b) by static shore tank gauges of the tank or otherwise (c) by a mutually agreeable method. The custody transfer quantity shall not be determined by vessel gauges or bills of lading unless otherwise mutually agreed to in writing by customer and operator. Customer shall provide operator with all reasonable documentation with respect to the volumes throughput across the Berths, including but not limited to, inspection reports, meter tickets or other similar documentation within three (3) Business Days of completion of Marine Vessel discharge.

SECTION 12 WASTE AND HAZARDOUS MATERIALS

(a) Storage, Handling and Disposal of Waste. Operator and Customer will comply with Applicable Law regarding the storage and handling of Product and the disposal of any Waste. Customer shall pay or reimburse Operator for removal from the Berths and Ancillary Facilities of any Waste or residuals, including all costs associated with any liabilities arising from such Waste or residual. During such removal, the fees and charges set forth in this Agreement and the Long Beach Berth Throughput Agreement will remain in effect. Unless stated otherwise herein, Operator shall be responsible for any fines, penalties, claims, violations, or similar obligations related to Operator’s operation of the Berths and Ancillary Facilities.

(b) Waste Discharge from Marine Vessels. Operator will not accept Waste from Marine Vessels that discharge cargoes at the Berths. If Waste is tendered from Marine Vessels as required by any MARPOL Annex, similar regulations, Applicable Law, or the United States Coast Guard, Customer agrees to arrange, or authorize a representative of the Marine Vessel to arrange on the Marine Vessel’s or on Customer’s behalf, for disposal of all such Waste using third-party services approved by Operator, such approval not to be unreasonably withheld, conditioned or delayed. If Customer or its authorized representative refuses to arrange for the removal of such Waste, Operator will arrange for the removal and disposal of such Waste, and Customer shall reimburse Operator for the cost of receiving, handling, storing, and shipping such Waste and shall pay for appropriate treatment, storage and disposal of such Waste in compliance with Applicable Law. In addition to such reimbursement, subject to Applicable Law, Customer shall pay Operator an administrative fee equal to twenty percent (20%) of the reimbursement amount.

(c) Hazardous Materials—Reporting. Operator will report its handling of all hazardous materials for Customer as required by Applicable Law. Customer will accurately and properly represent the nature of all such materials to Operator. Customer agrees to reimburse Operator for any reasonable, direct charges that Operator may be required to pay for the handling of Product, excluding penalties, fines or excess charges resulting from material errors or omissions in Operator’s reporting as required by Applicable Law.

SECTION 13 SERVICES; HOURS; VOLUME GAINS AND LOSSES

(a) Services. Operator shall throughput and handle Customer’s Products across the Berths, make all tie-ups and connections at the Berths (excluding all connection and disconnection of cargo hoses or loading arms at a Marine Vessel’s manifold), provide regulatory compliance reporting that Operator is required to perform as the Berth operator, and provide such other services set forth in this Agreement (the “Services”). Operator will timely provide Customer with a copy of any regulatory compliance report filed by Operator regarding Customer’s Product upon request by Customer. Operator will provide the labor and supervision necessary to perform the Services contemplated by this Agreement, and Operator will provide and maintain the equipment necessary to perform the Services contemplated by this Agreement. Operator will maintain the Berths according to the Leases, the Subleases and good industry practice and will use reasonable care in performing the Services consistent with customary industry practices. Customer personnel shall make all other Marine Vessel connections to the Berths, chicksans or hoses.

(b) Hours. Subject to the terms and conditions of the rules and procedures for the Berths set forth in Terminal Service Orders, the Berths will be available on 24/7/365 basis, as needed.

(c) Volume Gains and Losses. Operator shall have no obligation to measure volume gains and losses and shall have no liability whatsoever for normal course physical losses that may result from the transportation of the Products across the Berths, except if such losses are caused by the negligence or willful misconduct of Operator. Customer will bear any volume gains and losses that may result from the transportation of the Products across the Berths.

SECTION 14 OPERATIONS

Operator shall operate the Marine Terminals in accordance with the applicable provisions of a Terminal Service Order with respect to each Marine Terminal.

SECTION 15 TITLE AND RISK OF LOSS; CUSTODY AND CONTROL

(a) Title and Risk of Loss. Title and the risk of loss or damage to the Product shall remain at all times with the owner of the Product, subject to any lien in favor of Operator under Applicable Laws.

(b) Custody and Control.

(i) For Marine Vessel deliveries, Operator will have custody of Product from the time Product passes the flange connecting the delivery line of the delivering Marine Vessel until such time as the Product passes to Operator’s pipelines, Customer’s pipelines, third party pipelines, the Staging Facility or applicable tanks.

(ii) For Marine Vessel loading, Operator will have custody of Product from the time Product passes from Operator’s pipelines, Customer’s pipelines, third party pipelines, the Staging Facility or applicable tanks until such time as the Product passes to the flange connecting the receiving line of the loading Marine Vessel.

(iii) All Product in the Staging Facility shall remain in the custody of the Operator.

SECTION 16 RESERVED

SECTION 17 COMPLIANCE WITH LAW AND GOVERNMENT REGULATIONS

(a) Party Certification. Each Party certifies that none of the Products covered by this Agreement were derived from crude petroleum, petrochemical, or gas which was produced or withdrawn from storage in violation of any federal, state or other governmental law, nor in violation of any rule, regulation or promulgated by any governmental agency having jurisdiction in the premises.

(b) Compliance with Applicable Law. The Parties are entering into this Agreement in reliance upon and shall comply in all material respects with all Applicable Law which directly or indirectly affects the Products throughput hereunder, or any receipt, throughput delivery, transportation, handling or storage of Products hereunder or the ownership, operation or condition of each Marine Terminals. Each Party shall be responsible for compliance with all Applicable Law associated with such Party’s respective performance hereunder and the operation of such Party’s facilities. In the event any action or obligation imposed upon a Party under this Agreement shall at any time be in conflict with any requirement of Applicable Law, then this Agreement shall immediately be modified to conform the action or obligation so adversely affected to the requirements of the Applicable Law, and all other provisions of this Agreement shall remain effective.

(c) Material Change in Applicable Law. If during the Term, any new Applicable Law becomes effective or any existing Applicable Law or its interpretation is materially changed, which change is not addressed by another provision of this Agreement, the Long Beach Berth Throughput Agreement or a Terminal Service Order and which has a material adverse economic impact upon a Party, either Party, acting in good faith, shall have the option to request renegotiation of the relevant provisions of this Agreement, the Long Beach Berth Throughput Agreement or a Terminal Service Order with respect to future performance. The Parties shall then meet to negotiate in good faith amendments to this Agreement, the Long Beach Berth Throughput Agreement or an applicable Terminal Service Order that will conform to the new Applicable Law while preserving the Parties’ economic, operational, commercial and competitive arrangements in accordance with the understandings set forth herein.

SECTION 18 LIMITATION OF LIABILITY

(a) Waiver of Consequential and Other Damages. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF SUCH PARTY WHILE PERFORMING ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE LONG BEACH BERTH THROUGHPUT AGREEMENT, EXCEPT WITH RESPECT TO INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ACTUALLY AWARDED TO A THIRD PARTY OR ASSESSED BY A GOVERNMENTAL AUTHORITY AND FOR WHICH A PARTY IS PROPERLY ENTITLED TO INDEMNIFICATION FROM THE OTHER PARTY PURSUANT TO THE EXPRESS PROVISIONS OF THIS AGREEMENT.

(b) Claims and Liability for Lost Product. Operator shall not be liable to Customer for lost or damaged Product unless Customer notifies Operator in writing within ninety (90) days of the report of any incident or the date Customer learns of any such loss or damage to the Product. Operator’s maximum liability to Customer for any lost or damaged Product shall be limited to (i) the lesser of (1) the replacement value of the Product at the time of the incident based upon the price as posted by Platts or similar publication for similar Product in the same locality, and if no other similar Product is in the locality, then in the state, or (2) the actual cost paid for the Product by Customer (copies of Customer’s invoices of cost paid must be provided), less (ii) the salvage value, if any, of the damaged Product.

(c) Demurrage. Operator assumes no liability for demurrage (whether related to marine movements or otherwise), except if such demurrage is the result of Operator’s negligence or willful misconduct or except as provided in an applicable Terminal Service Order.

(d) No Guarantees or Warranties. Except as expressly provided in this Agreement, neither Customer nor Operator makes any guarantees or warranties of any kind, expressed or implied. Operator specifically disclaims all implied warranties of any kind or nature, including any implied warranty of merchantability and/or any implied warranty of fitness for a particular purpose.

SECTION 19 INDEMNIFICATION

(a) Duty to Indemnify Customer Group. Notwithstanding anything to the contrary in this Agreement or any Terminal Service Order and except as set forth in Section 19(c) of this Agreement, Operator SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS Customer, its affiliates and their respective officers, directors, employees, agents, successors, and assigns (excluding any member of the Operator Group) (collectively the “Customer Group”) from and against all claims, suits, causes of action, demands, losses, liabilities, damages, costs, expenses, fees (including, but not limited to, reasonable attorney’s fees), and court costs (collectively “Claims”), inclusive of Claims made by third parties, arising from or relating to any injury to or death of persons and/or damage, loss, or injury to any property (excluding Product) TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, WILLFUL MISCONDUCT OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF OPERATOR OR ANY MEMBER OF THE OPERATOR GROUP (AS DEFINED BELOW) WHILE PERFORMING ITS OR THEIR OBLIGATIONS UNDER THIS AGREEMENT AND THE LONG BEACH BERTH THROUGHPUT AGREEMENT.

(b) Duty to Indemnify Operator Group. Notwithstanding anything to the contrary in this Agreement or any Terminal Service Order and except as set forth in Section 19(c) of this Agreement, CUSTOMER SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS General Partner, the Partnership, their subsidiaries and their respective officers, directors, members, managers, employees, agents, successors, and assigns (collectively the “Operator Group”) from and against all Claims, inclusive of Claims made by third parties, arising from or relating to any injury to or death of persons and/or damage, loss, or injury to any property (excluding Product) TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF CUSTOMER OR ANY MEMBER OF CUSTOMER GROUP WHILE USING THE BERTHS AND/OR TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT ARISING FROM THE BREACH, DEFAULT, STRICT LIABILITY, WILLFUL MISCONDUCT OR THE NEGLIGENT ACTS, ERRORS, OR OMISSIONS OF CUSTOMER OR ANY MEMBER OF THE CUSTOMER GROUP WHILE PERFORMING CUSTOMER’S OBLIGATIONS UNDER THIS AGREEMENT AND THE LONG BEACH BERTH THROUGHPUT AGREEMENT.

(c) Duty to Indemnify for Pollution Events. Notwithstanding anything to the contrary in this Agreement, in the event of any escape, release, discharge, threat of discharge, or disposal of any pollutants or hazardous materials from any member of Customer Group’s vehicles, Marine Vessels or equipment or otherwise caused by any member of the Customer Group while in, on, or adjacent to the Berths (each such event a “Pollution Event”), Operator shall have the right to commence emergency response and containment or clean-up activities, as deemed appropriate or necessary by Operator or required by any Governmental Authority, and shall notify Customer, as soon as reasonably possible, of such activities. CUSTOMER SHALL ASSUME ALL RESPONSIBILITY FOR, AND SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS THE OPERATOR GROUP FROM AND AGAINST, ANY AND ALL CLAIMS ARISING FROM OR RELATING TO A POLLUTION EVENT EXCEPT TO THE EXTENT OF THE PERCENTAGE OR PROPORTION OF DETERMINED FAULT THAT CUSTOMER SHALL SHOW ANY SUCH POLLUTION EVENT IS CAUSED BY THE NEGLIGENCE OF OPERATOR OR ANY MEMBER OF THE OPERATOR GROUP.

(d) Failure to Maintain Required Coverages. In the event that (a) Customer does not maintain, or does not cause the Customer Insurance Group members to maintain, the insurance coverages required by Section 23 of this Agreement or (b) Customer fails to include Operator as an additional insured on all policies of insurance required by Section 23 of this Agreement, then Customer shall hold harmless and indemnify Operator against all Claims that otherwise would have been insured.

(e) Written Claim. Neither Party shall be obligated to indemnify the other Party or be liable to the other Party unless a written claim for indemnity is delivered to the other Party within ninety (90) days after the date that a Claim is reported or discovered, whichever is earlier.

(f) No Limitation. Except as expressly provided otherwise in this Agreement, the scope of these indemnity provisions may not be altered, restricted, limited, or changed by any other provision of this Agreement. The indemnity obligations of the Parties as set out in this Section 19 are independent of any insurance requirements as set out in Section 23, and such indemnity obligations shall not be lessened or extinguished by reason of a Party’s failure to obtain the required insurance coverages or by any defenses asserted by a Party’s insurers.

(g) Mutual and Express Acknowledgement. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. EACH PARTY ACKNOWLEDGES THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

(h) Survival. These indemnity obligations shall survive the termination of this Agreement until all applicable statutes of limitation have run regarding any Claims that could be made with respect to the activities contemplated by this Agreement.

(i) Third Party Indemnification. If any Party has the rights to indemnification from a third party, the indemnifying party under this Agreement shall have the right of subrogation with respect to any amounts received from such third-party indemnification claim.

SECTION 20 DEFAULT

(a) A Party shall be in default under this Agreement if:

(i) the Party breaches any provision of this Agreement, a Terminal Service Order or any of the Related Agreements (but with respect to the SoCal Transportation Services Agreement, only with respect to the pipelines that transport Product to and from the Marine Terminals), which breach has a material adverse effect on the other Party, and such breach is not excused by Force Majeure or cured within fifteen (15) Business Days after notice thereof (which notice shall describe such breach in reasonable detail) is received by such Party (unless such failure is not commercially reasonably capable of being cured in such fifteen (15) Business Day period in which case such Party shall have commenced remedial action to cure such breach and shall continue to diligently and timely pursue the completion of such remedial action after such notice); or

(ii) the Party (1) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it, (2) makes an assignment or any general arrangement for the benefit of creditors, (3) otherwise becomes bankrupt or insolvent (however evidenced) or (4) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.

(b) If either of the Parties is in default as described above, then (i) if Customer is in default, Operator may or (ii) if Operator is in default, Customer may: (1) terminate this Agreement upon notice to the defaulting Party; (2) withhold any payments due to the defaulting Parties under this Agreement; and/or (3) pursue any other remedy at law or in equity.

(c) Obligation to Cure Breach. If a Party breaches any provision of this Agreement, a Terminal Service Order or a Related Agreement, which breach does not have a material adverse effect on the other Party, the breaching Party shall still have the obligation to cure such breach.

(d) Cumulative Nature of Remedies. The remedies of Customer provided for in this Agreement shall not be exclusive, but shall be cumulative and shall be in addition to all other remedies at law or in equity.

(e) Right of First Refusal. In the event that Operator proposes to enter into a marine terminal use and throughput agreement with a third party upon the termination of this Agreement, or any part thereof, for reasons other than by default by Customer or a rescission event pursuant to the Tranche 2 Contribution Agreement, Operator shall give Customer ninety (90) days prior written notice of any proposed new marine terminal use and throughput agreement with a third party, including (i) details of all of the material terms and conditions thereof and (ii) a thirty (30)-day period (beginning upon Customer’s receipt of such written notice) (the “First Offer Period”) in which Customer may make a good faith offer to enter into a new marine terminal use and throughput agreement with Operator (the “Right of First Refusal”). If Customer makes an offer on terms no less favorable to Operator than the third-party offer with respect to such marine terminal use and throughput agreement during the First Offer Period, then Operator shall be obligated to enter into a marine terminal use and throughput agreement with Customer on the terms set forth in Section 22(d). If Customer does not exercise its Right of First Refusal in the manner set forth above, Operator may, for the next ninety (90) days, proceed with the negotiation of the third-party marine terminal use and throughput agreement. If no third-party marine terminal use and throughput agreement is consummated during such ninety-day period, the terms and conditions of this Section 20(e) shall again become effective. Notwithstanding anything contained in this Section 20(e) to the contrary, Customer’s Right of First Refusal shall only be available and exercisable for a period of one hundred twenty (120) days after termination of this Agreement for reasons other than by default by Customer.

SECTION 21 FORCE MAJEURE

If a Party is unable to perform or is delayed in performing, in whole or in part, its obligations under this Agreement, other than the obligation to pay funds when due as a result of an event of Force Majeure at the Berths, then that Party shall promptly notify the other Party of the event of Force Majeure with reasonably full particulars and timing of such event. Such Party also shall promptly notify the other Party when the event of Force Majeure terminates or no longer adversely affects its ability to perform under this Agreement. The obligations of the Party giving notice, so far as they are affected by the event of Force Majeure, shall be suspended during, but not longer than, the continuance of the Force Majeure event. The affected Party must act with commercially reasonable diligence to resume performance, but it shall not be required to expend funds to settle strikes, lockouts or other labor difficulty. A Party’s inability economically to perform its obligations hereunder does not constitute an event of Force Majeure. If Operator is excused from providing services due to an event of Force Majeure, other than any fees that are already due and payable hereunder, any other fees incurred by Customer during the event of Force Majeure shall be excused or proportionately reduced, as appropriate, for so long as Operator’s performance is so excused due to the event of Force Majeure. In the event the Berths or any part thereof is destroyed or damaged to such extent as to make them unusable, then Operator, in its sole discretion, subject to the terms and provisions of the Leases, the Subleases and the Berth 121 Joint Use Agreement, may elect whether or not to repair, replace, or rebuild. An event of Force Majeure shall not extend the term of this Agreement. If an event of Force Majeure materially affects either Party’s performance under this Agreement and exists with respect to a Marine Terminal for twelve (12) Months, then either Party shall have the right to terminate this Agreement with respect to such affected Marine Terminal without further costs or obligation to the other Party.

SECTION 22 ASSIGNMENT; NEW BERTH ACCESS AGREEMENT; PARTNERSHIP CHANGE OF CONTROL

(a) As of the Execution Date, the General Partner shall assign all of its rights and obligations under this Agreement to the Partnership. The Partnership shall immediately assign its rights and obligations hereunder to Operator. Upon such assignment to Operator, Operator shall have all of the respective rights and obligations set forth herein during the Term of this Agreement.

(b) Except as otherwise provided in this Section 22, Customer shall not transfer, assign, or convey its interests hereunder, in whole or in part, to a third party without the written consent of the Operator, which shall not be unreasonably withheld. Operator may assign its interest hereunder without consent from Customer to any subsidiary or affiliated company. Operator shall be permitted to make a collateral assignment of this Agreement solely to secure working capital financing for Operator. Customer may assign its interest hereunder without consent from Operator to any subsidiary or affiliated company or any purchaser of the Refineries, provided that such purchaser meets acceptable credit standards to be determined in Operator’s commercially reasonable discretion. A Party making a permitted assignment shall notify the other Party in writing at least ten (10) days prior to the effective date of such assignment.

(c) Customer’s obligations hereunder shall not terminate in connection with a Partnership Change of Control. Operator shall provide Customer with notice of any Partnership Change of Control at least sixty (60) days prior to the effective date thereof.

(d) Upon expiration of this Agreement pursuant to its terms, or in the event of a Partnership Change of Control, both Customer and Operator agree to enter into a new marine terminal use and throughput agreement that (i) is consistent with the terms set forth in this Agreement, (ii) relates to the same Marine Terminals that are the subject matter of this Agreement, and (iii) has commercial terms that are, in the aggregate, equal to or more favorable to Operator than fair market value terms as would be agreed by similarly-situated parties negotiating at arm’s length; provided, however, that the term of any such new marine terminal use and throughput agreement shall be based on Refinery requirements, conditioned on Operator’s continued operation of the Wharves on terms and conditions acceptable to the Operator, and Operator shall not be required to extend the term of the Leases or any sublease or subsequent renewals thereof in order to provide continuing services to Customer.

SECTION 23 INSURANCE

(a) Insurance Required by Operator. Operator shall be required to carry at least the minimum level of insurance required pursuant to the Leases and the Subleases.

(b) Insurance Required by Customer. Customer shall obtain at its sole cost and expense and shall carry and maintain in full force and effect, and cause its carriers, contractors, agents and representatives (collectively the “Customer Insurance Group”) to obtain and maintain, insurance coverages with insurance companies rated not less than A-, IX by A.M. Best or otherwise reasonably satisfactory to Operator of the following types and amounts:

(i) Workers’ Compensation. Workers’ Compensation Insurance for statutory limits and in accordance with the Laws and Regulations of the state(s) where the work or operations under this Agreement are to be performed, including, without limitation, U.S. Longshore and Harbor Workers Compensation Act as well as the Outer Continental Shelf Lands Act with Volunteer Compensation for marine operations to include transportation, wages, maintenance and cure, and Jones Act Coverage where required;

(ii) Employer’s Liability. Employer’s Liability Insurance (including, where applicable, maritime employer liability coverage and/or coverage for liabilities under the U.S. Longshore and Harbor Workers’ Act and the Jones act), in the following minimum limits:

(1) Bodily injury by accident – $1,000,000 per accident;

(2) Bodily injury by disease – $1,000,000 each employee; and

(3) Bodily injury by disease – $1,000,000 policy limit.

(iii) Commercial Automobile. Commercial Automobile Liability Insurance covering each vehicle whether owned, non-owned, hired, operated, or used by Customer and/or any member of Customer Insurance Group while in, on or adjacent to the Marine Terminals, with a combined single limit of not less than one million dollars ($1,000,000) for bodily injury and property damage as to any one accident, including an MCS-90 endorsement.

(iv) Commercial General Liability. Commercial General Liability Insurance including coverages for contractual liability, third-party personal injury liability, and sudden and accidental pollution, with limits of not less than one million dollars ($1,000,000) combined single limits each occurrence.

(v) Excess Liability. Excess Liability Insurance in excess of the insurance coverages required at Sections 23(a)(ii), (iii) and (iv) above, with a limit of not less than twenty-four million dollars ($24,000,000) per occurrence.

(c) Required Insurance for Customer’s Marine Carriers. Customer shall cause all marine carriers who will access the Berths on its behalf to maintain insurance coverage as set forth below:

(i) Hull & Machinery. Hull and Machinery Insurance to the greater of the full market value or mortgage value of each vessel and her equipment used in performing services hereunder. Such insurance shall be endorsed to include navigation limits sufficient to cover all work locations and collision and tower’s liability with the Sistership Clause unamended.

(ii) Protection & Indemnity. Protection and Indemnity Insurance provided through any combination of (1) full entry with a Protection and Indemnity Club; and/or (2) policy(ies) with a commercial insurance company(ies) or underwriters syndicate(s) with terms no less broad than those customarily carried by similar marine carriers with a limit of not less than one billion dollars ($1,000,000,000). Such Protection and Indemnity insurance shall include coverage for injury to or death of master, mates, and crew; tower’s liability; excess collision liability; cargo legal liability; pollution liability; and contractual liability.

(iii) Certificate of Financial Responsibility (Water Pollution). Marine carriers are required to provide to Operator a current and valid Certificate of Financial Responsibility (Water Pollution) for its vessel(s) and as required by a Terminal Service Order prior to arrival at the Berths. Evidence of all required insurance coverages for marine carriers must be received by Operator’s marine scheduler before approval to berth at the Berths will be granted or before authorization to enter Berths area will be given, whichever is earlier.

(d) Certificates of Insurance; Endorsements. Excluding insurance for Customer’s marine carriers, Customer shall cause the Operator Group (as defined above) to be named as an additional insured on all policies of insurance secured by Customer and the members of Customer’s Group in accordance with this Agreement. Customer shall furnish Operator with certificates of insurance evidencing this coverage. All policies shall be endorsed to provide that no material change or cancellation of the coverage shall occur until Operator has received thirty (30) days written notice. Customer hereby waives, and shall cause its insurers and those of the Customer Insurance Group to also waive any right of subrogation that they may have against the Operator or the Operator Group. All insurance coverage required hereunder shall be primary to, and not in excess of or contributory with, any insurance that may be maintained by Operator.

(e) Self-Insurance. Subject to Operator’s review and approval, which will not be unreasonably withheld, Customer may self-insure the Commercial General Liability requirements set forth in Section 23(b)(iv). Operator reserves the right, at Operator’s discretion, to periodically review Customer’s financial means to meet the Customer Insurance Group insurance requirements included herein by self-insurance. If Operator reasonably determines that Customer cannot meet the insurance obligations included herein by self-insurance, Operator may require Customer to obtain and maintain insurance coverages for requirements as provided in this Section 23 with insurance companies rated not less than A-, IX by A.M. Best or otherwise reasonably satisfactory to Operator. The self-insurance shall protect the Indemnified Parties in the same manner and to the same extent as they would have been protected had the policy or policies not been self-insured, contained a self-insured retention or deductible.

SECTION 24 NOTICE

All notices, requests, demands, and other communications hereunder will be in writing and will be deemed to have been duly given: (a) if by transmission by hand delivery, when delivered; (b) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (c) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (d) if by e-mail, one Business Day after delivery with receipt confirmed. All notices will be addressed to the Parties at the respective addresses as follows:

If to Customer, to:

Tesoro Refining & Marketing Company LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: Charles A. Cavallo III, Managing Attorney – Commercial

phone: (210) 626-4045

email: Charles.A.Cavallo@tsocorp.com

For all other notices and communications:

Attention: Dennis Bak

phone: 310-847-3846

email: Dennis.C.Bak@tsocorp.com

If to Operator, to:

Tesoro Logistics Operations LLC

19100 Ridgewood Parkway

San Antonio, Texas 78259

For legal notices:

Attention: Charles S. Parrish, General Counsel

phone: (210) 626-4280

email: Charles.S.Parrish@tsocorp.com

For all other notices and communications:

Attention: Rick D. Weyen, Vice President, Logistics

phone: (210) 626-4379

email: Rick.D.Weyen@tsocorp.com

or to such other address or to such other Person as either Party will have last designated by notice to the other Party.

SECTION 25 REPORTS AND AUDIT

Each Party and its duly authorized agents and/or representatives shall have reasonable access to the accounting records and other documents maintained by the other Party which relate to this Agreement, and shall have the right to audit such records at any reasonable time or times during the Term and for a period of up to three (3) years after termination of this Agreement. Claims as to shortage in quantity or defects in quality shall be made by written notice within ninety (90) days after the delivery in question or shall be deemed to have been waived.

SECTION 26 CONFIDENTIAL INFORMATION

(a) Confidential Information and Exceptions Thereto. Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 26. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:

(i) is available, or becomes available, to the general public without fault of the receiving Party;

(ii) was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of Operator that was in the possession of Customer or any of its affiliates as a result of their ownership or operation of the Marine Terminals prior to the applicable Commencement Date);

(iii) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or

(iv) is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

For the purpose of this Section 26, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.

(b) Required Disclosure. Notwithstanding Section 26(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, or is required to disclose by the listing standards of any applicable securities exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

(c) Return of Confidential Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 26, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

(d) Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

(e) Survival. The provisions of this Section 26 shall survive the termination of this Agreement for two (2) years.

SECTION 27 SAFE BERTH

Operator shall exercise due diligence to provide a berth which the nominated Marine Vessels accepted by the Operator can safely reach and leave and at which the Marine Vessel can lie, load, and discharge always safely afloat; provided however, Operator makes no representation or warranty regarding the safety of any channel, anchorage or other waterway used in approaching or departing from the designated berth. It is understood that per Operator’s lease or sublease agreement with the City, that Operator does not maintain the berthing depth; however, Operator shall ensure that Customer and any of Customer’s accepted Marine Vessels are immediately notified of any changes in water depth that affect the stated draft maximum at mean lower low water as set forth in an applicable Terminal Service Order.

SECTION 28 MISCELLANEOUS

(a) Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

(b) Entire Agreement. This Agreement, together with the Schedules and Terminal Service Orders and the other agreements executed on the date hereof in connection with the transactions contemplated by the Tranche 2 Contribution Agreement, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith. In the event of a conflict of provisions of this Agreement and the Carson Assets Indemnity Agreement dated as of the date hereof by and among Partnership, General Partner, Customer, Operator, and Tesoro Corporation (“Carson Assets Indemnity Agreement”), the provisions of the Carson Assets Indemnity Agreement shall prevail with respect to issues related to the contribution of the assets described therein, but not with respect to the ordinary operations of such assets as set forth in this Agreement.

(c) Construction and Interpretation. In interpreting this Agreement, unless the context expressly requires otherwise, all of the following apply to the interpretation of this Agreement:

(i) Preparation of this Agreement has been a joint effort of the Parties and the resulting Agreement against one of the Parties as the drafting Party.

(ii) Plural and singular words each include the other.

(iii) Masculine, feminine and neutral genders each include the others.

(iv) The word “or” is not exclusive and includes “and/or.”

(v) The words “includes” and “including” are not limiting.

(vi) References to the Parties include their respective successors and permitted assignees.

(vii) The headings in this Agreement are included for convenience and do not affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.

(d) Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles; provided that any issues or claims arising out of the terms and conditions of the Leases, or rules and regulations of the POLB and the City will be governed by the laws of the State of California. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the United States District Court for the Western District of Texas, San Antonio Division, or if such federal court declines to exercise or does not have jurisdiction, in the District Court of Bexar County, Texas; provided that this limitation shall not prevent a party from joining the other party in an action in another forum involving the POLB and/or the City. The Parties expressly and irrevocably submit to the jurisdiction of said courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this agreement brought in such courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such court, that such court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by law.

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

(f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(g) Independent Contractor. Operator’s relationship to Customer hereunder shall be that of an independent contractor. Nothing in this Agreement shall be construed to make Operator or any of its employees, an agent, associate, joint venturer or partner of Customer.

(h) No Public Use. Operator’s services hereunder shall not be deemed those of a public utility or common carrier. If any action is taken or threatened to declare these services a public use, then, upon notifying Customer, Operator may restructure and restate this Agreement.

(i) No Bonded Services. Operator is not providing a U.S. Customs bonded warehouse service.

(j) No Third Party Beneficiaries. Except as expressly set forth herein, including as set forth in Sections 18 and 19, it is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party.

(k) WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement, effective as of the Effective Date.

TESORO LOGISTICS OPERATIONS LLC

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

Solely in respect of Section 22 only:
TESORO LOGISTICS LP
By:	TESORO LOGISTICS GP, LLC,
its general partner

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

Solely in respect of Section 22 only:
TESORO LOGISTICS GP, LLC

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

TESORO REFINING & MARKETING COMPANY LLC

By:	/s/ Gregory J. Goff
Gregory J. Goff
Chairman of the Board of Managers and President

Signature Page to Berth Access, Use and Throughput Agreement

EXHIBIT 1

FORM OF TERMINAL SERVICE ORDER

([TERMINAL NAME] [             ]-             , 20    )

This Terminal Service Order is entered as of             , 20    , by and between Tesoro Refining & Marketing Company LLC, a Delaware limited liability company, and Tesoro Logistics Operations LLC, a Delaware limited liability company, pursuant to and in accordance with the terms of the Amended and Restated Long Beach Berth Access, Use and Throughput Agreement dated as of                , 2013, by and among such parties and Tesoro Logistics GP, LLC, a Delaware limited liability company, and Tesoro Logistics LP, a Delaware limited partnership (the “Agreement”).

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

Pursuant to Section 9 of the Agreement, the parties hereto agree to the following provisions:

[Insert applicable provisions:

(i)	the rules and procedures for the Berths referenced in Section 2;

(ii)	Storage and Transportation Fee specified pursuant to Section 5(b);

(iii)	the grades and approximate qualities of Crude Oil pursuant to Section 10(a)(iii);

(iv)	specifics of operations as referenced in Section 14; and

(v)	any other services as may be agreed.]

Except as set forth in this Terminal Service Order, the other terms of the Agreement shall continue in full force and effect and shall apply to the terms of this Terminal Service Order.

[Signature Page Follows]

Exhibit 1 –

Amended and Restated Berth Access, Use and Throughput Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Terminal Service Order as of the date first written above.

TESORO LOGISTICS OPERATIONS LLC		TESORO REFINING & MARKETING COMPANY LLC

By:		By:
	Phillip M. Anderson		Gregory J. Goff
	President		Chairman of the Board of Managers and President

Exhibit 1 –

Amended and Restated Berth Access, Use and Throughput Agreement